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Exhibit 15

August 14, 2002

The Board of Directors
Credit Suisse First Boston (USA), Inc.
New York, New York

Re: Registration Statement No. 333-86720

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 14, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York

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  Exhibit 15